EXHIBIT 22.1


                     BEI ELECTRONICS, INC. AND SUBSIDIARIES

                              LIST OF SUBSIDIARIES





1. Defense Systems Company, Inc., a Delaware company, doing business in Texas as BEI Defense Systems Company.

2. BEI Sensors & Systems Company, Inc., a Delaware company, doing business in California and Arkansas as BEI Sensors & Systems Company.

3.   BEI International, Inc., a Delaware company.

4.   BEI Export Sales Co., Inc., a U.S. Virgin Islands company.

5.   BEI Properties, Inc., an Arkansas company.

6. BEI Medical Systems Company, Inc., a Delaware company, doing business in California and New Jersey.